AMENDMENT TO EXHIBIT A
                                       TO
                             DISTRIBUTION AGREEMENT




This Agreement relates to the following Portfolios of the Trust:

PBHG Growth Fund
PBHG Large Cap Growth Fund
PBHG Select Growth Fund
PBHG Technology & Communications Fund
PBHG Emerging Growth Fund
PBHG Large Cap 20 Fund
PBHG Large Cap Fund
PBHG Mid-Cap Fund
PBHG Small Cap Fund
PBHG Strategic Small Company Fund
PBHG Focused Fund
PBHG REIT Fund
PBHG Clipper Focus Fund
PBHG Disciplined Equity Fund
PBHG IRA Capital Preservation Fund
PBHG Small Cap Value Fund
PBHG Intermediate Fixed Income Fund


DATED:  July 14, 2003



PBHG FUNDS                                        PBHG FUND DISTRIBUTORS


Name: /s/ Lee T. Cummings                         Name: /s/ Brian F. Bereznak

Title: Treasurer                                  Title: President